EXHIBIT 4


                               PROMISSORY NOTE

 $9,000,000                                                  November 1, 2002


      FOR VALUE RECEIVED, Hallmark Financial Services, Inc., a Nevada corporation ("Maker"), promises to pay to the order of Newcastle Partners, L.P., a Texas limited partnership ("Payee"), the sum of NINE MILLION AND NO/100 DOLLARS ($9,000,000) or such much thereof as may be advanced and outstanding hereunder, with per annum interest from date on the unpaid balance hereof from time to time remaining unpaid, at a rate equal to the lesser of (i) eleven and three-fourths percent (11 3/4%) per annum, compounded monthly, and (ii) the maximum rate allowed under applicable law (the "Maximum Rate"), both principal and interest being payable at 200 Crescent Court, Suite 670, Dallas, Texas 75201, or at such other place as Payee may, from time to time, designate in writing.

      Accrued and unpaid interest under this Promissory Note (this "Note") shall be due and payable on the first business day of each month. The unpaid principal balance on this Note together with all accrued and unpaid interest is due and payable on demand at any time after September 30, 2003; provided that, upon the sale or issuance by Maker of any shares of its capital stock since the date of this Note, Maker shall prepay its outstanding indebtedness under this Note in an amount equal to 100% of the net cash proceeds received by Maker in connection thereof (each, a "Mandatory Prepayment"). Any Mandatory Payment shall be applied, first to all accrued and unpaid interest under this Note, second to the then outstanding principal balance under this Note, and third, to the extent any surplus remains, to Maker or its successors and assigns. Maker shall give Payee at least fifteen days' prior written notice of any such Mandatory Prepayment.

      All past due principal and accrued interest on this Note shall bear interest from the date such amount is due until paid at the Maximum Rate.

      Maker agrees to use the initial $6,500,000 funded under this Note to purchase from LaSalle Bank National Association ("LaSalle"), all of LaSalle rights and interests under that certain Loan Agreement, dated as of September 17, 1999, between Millers American Group, Inc., a Texas corporation and LaSalle, together with all accompanying loan and security documents (the "Miller Loan Acquisition").

      1. Advances. All advances by Payee under this Note are made by Payee at its sole and absolute discretion. The date and amount of each advance made by Payee to Maker, and each payment made on account of the principal thereof, shall be recorded by Payee on its books and, prior to any transfer of this Note, may be endorsed by Payee on the schedule attached hereto or any continuation thereof, provided that the failure of Payee to make any such recordation or endorsement shall not affect the obligations of Maker to make a payment when due of any amount owing hereunder in respect of the advances made by Payee. Notation by Payee on its records, or endorsement by Payee on the schedule attached hereto, shall constitute prima facie evidence of the amount and date of any payment or advance hereunder.

      2. Prepayments. Maker shall have the right to prepay the unpaid principal balance hereof in part or in its entirety. In the event of a prepayment, there shall be no penalty or premium due. Any prepayment, whether in whole or in part, shall be applied first to accrued and unpaid interest and then to principal, and interest shall immediately cease to run on any amount of the principal so prepaid.

      3. Default; Acceleration. At Payee's sole option, the entire unpaid principal balance of, and all accrued and unpaid interest on, this Note shall immediately be due and payable upon the occurrence of any of the following: (a) failure by Maker to pay any principal amount when due; (b) failure by Maker to make a Mandatory Prepayment when due or to comply with the notice requirements under this Note; (c) failure by Maker to consummate the Miller Loan Acquisition on the date of this Note; (d) the occurrence of a default under any of Maker's other material loan obligations, (e) commencement of a voluntary case against Maker under Title 11 of the United States Code; or (f) the filing of an answer or other pleading admitting or failing to deny the material allegations of a petition filed against Maker commencing an involuntary case under said Title 11 or failure to timely controvert the material allegations of such petition; provided that, the failure by Maker to make an interest payment (other than an interest payment due to acceleration of amounts due under this Note) shall not constitute a default under this Note.

      4. Cumulative Rights. No delay on the part of Payee or any other holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

      5. Waiver. Except as expressly otherwise provided for herein, Maker and all endorsers of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder hereof.

      6. Attorneys' Fees and Costs. In the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event that this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case, there shall be added to the unpaid principal balance hereof all reasonable costs of collection, including but not limited to reasonable attorneys' fees, on account of such collection, whether or not suit is filed.

      7. Governing Law. This Note shall be construed in accordance with the laws of the State of Texas.

      8. Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

      9. Usury. All agreements between Maker and Payee or any other holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee or any other holder hereof, for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the Maximum Rate. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the Maximum Rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Payee or any other holder of this Note shall ever receive as interest under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this
 Note or on account of any other indebtedness of Maker to Payee or such holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Maker. In determining whether or not the interest paid or payable with respect to any indebtedness of Maker to Payee or any other holder hereof, under any specific contingency, exceeds the Maximum Rate, Maker and Payee or any other holder hereof shall, to the maximum extent permitted by applicable law:
 (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof; and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that the Maximum Rate. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Maker and Payee or any other holder hereof.

      10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, transferred via facsimile or mailed, via certified or registered mail, as follows:

      if to Maker:        Hallmark Financial Services, Inc.
                          14651 Dallas Parkway
                          Suite 900
                          Dallas, Texas 75240
                          Fax No.: (972) 788-0520
                          Attention:  Chief Executive Officer

      if to Payee:        Newcastle Partners, L.P.
                          200 Crescent Court
                          Suite 670
                          Dallas, Texas 75201
                          Fax No.: (214) 661-7475
                          Attention:  Mark E. Schwarz

      11. Successors and Assigns. All of the stipulations, promises and agreements in this Note contained by or on behalf of Maker and Payee shall bind the successors and assigns of Maker and Payee, whether so expressed or not, and inure to the benefit of the successors and assigns of Maker and Payee.

      12. Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

                               HALLMARK FINANCIAL SERVICES, INC.



                               By:    __________________________
                               Name:  __________________________
                               Title: __________________________

                      SCHEDULE OF ADVANCES AND PAYMENTS


                         Principal Amount    Date of
     Date of Advance        Advance of       Payment        Amount Paid
     ---------------     ----------------    -------        -----------

    November 1, 2002        $6,500,000